AMENDMENT TO THE TOLL BROTHERS, INC.
EXECUTIVES AND NON-EMPLOYEE DIRECTORS
STOCK OPTION PLAN
(1993)


	WHEREAS, the Board has determined to permit limited transfers of stock options granted pursuant to the Toll Brothers, Inc. Executives and Non-employee
Directors Stock Option Plan (1993) (the "Plan"); and

	WHEREAS, the Board has determined to amend certain provisions relating to the exercisability and vesting of stock options granted under the Plan to clarify the discretion of the administrative committee to modify the provisions concerning the continued exercisability and vesting of options following the termination of employment or service of an optionee.

NOW, THEREFORE, effective as of June 14, 2001, the Plan is hereby amended, as follows:

1. Section 6(f) of the Plan is modified by the addition of the following language at the end of such section:

"Notwithstanding the foregoing, the Committee may permit a Non-qualified
Stock Option to be transferred by the Optionee in a transaction qualifying as a "Family Transfer" (as hereinafter defined). For these purposes, a Family Transfer is a transfer of a Non-qualified Stock Option to any person qualifying as a "family member," as term is defined in the General Instructions to Form S-8 as published by the Securities and Exchange Commission ("Form S-8"); provided, however, that no transfer shall be treated as a Family Transfer if the transfer would be treated as a transfer for value for purposes of Form S-8. A "family member" for these purposes is any person or entity that is treated as a family member for purposes of Form S-8, which defines family members as including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employees household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests."
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2. The last paragraph of Section 6(d) of the 1998 Plan, immediately following the end of subparagraph 6(d)(vi), is revised in its entirety to read:

"Notwithstanding the foregoing, the Committee may, at its discretion, provide in an Option Document, either at the time of grant or at a later date by amendment thereto, (a) for an Option to be exercisable beyond the date it would otherwise terminate pursuant to the other provisions of this Section 6(d) (provided, however, that no such continued period of exercisability may extend beyond the expiration date specified in the Option Document); (b) for the continued increase in exercisability of an Option beyond the termination of the Optoinee's employment or service with the Company or any of its Affiliates; and (c) such terms and conditions as it deems appropriate in order for any such continued and/or increased exercisability to be effective. If the Committee does not, however, include in an Option Document any such provisions concerning exercisability of an Option following the termination of employment or service of an Optionee, the Option shall be exercisable during any period following the termination of employment or service of an Optionee only to the extent such Option was exercisable immediately prior to the date such Optionee's service or employment terminated."

	3.	In all other respects, the Plan is continued in full force and effect.







amsop93.doc